                                                     PAGE___6___OF ____6___PAGES
                                    Exhibit 1


                         Dated as of 19th November, 1999




                           EUROWEB INTERNATIONAL CORP.



                                KPN TELECOM B.V.



                                       and



                CERTAIN DIRECTORS OF EUROWEB INTERNATIONAL CORP.





                   __________________________________________

                              AMENDED AND RESTATED
                          SHARE SUBSCRIPTION AGREEMENT

                    _________________________________________


                          Signed on 19th November, 1999
                 and amended and restated on 13th December, 1999












                                 ALLEN & OVERY

                                    CONTENTS


CLAUSE                                     PAGE


1.   Interpretation                           1
2.   issue of Shares and Terms of Payment     3
3.   Conditions Precedent                     4
4.   Warranties                               4
5.   Covenants up to Closing                  6
6.   Rescission                               8
7.   The Closing                              8
8.   Securities Act; Legends                  9
9.   Registration Rights                     10
10.    Confidentiality                       18
11.    Announcements                         19
12.    consents and filings                  19
13.    FURTHER ASSURANCES                    19
14.    Costs                                 19
15.    Notices                               20
16.    General                               20
17.    Whole Agreement                       21
18.    Governing Law and Jurisdiction        21


SCHEDULES

1. Particulars of the Subsidiaries           23
2. Warranties of the Company                 28
Schedule 4                                   38

                                                                       Exhibit 1

                          SHARE SUBSCRIPTION AGREEMENT


THIS AMENDED AND RESTATED SHARE SUBSCRIPTION AGREEMENT is dated as of 19th
November, 1999   BETWEEN:

(1) EUROWEB INTERNATIONAL CORP., a Delaware corporation whose principal place of business is at 445 Park Avenue, 15th Floor, New York, NY 10022 (the "COMPANY");

(2) KPN TELECOM B.V., a Netherlands limited liability company incorporated in the Netherlands whose registered office is at Maanplein 5, The Hague, The Netherlands (the "SUBSCRIBER"); and

(3) FRANK COHEN and CSABA TORO, both being directors of the Company (the "DIRECTORS").

WHEREAS:

(A) The Company is a Delaware corporation having an authorised share capital of 20,000,000 ordinary shares with par value of $.001 of which 9,883,340 have been issued fully paid or credited as fully paid. Further details of the Company are set out in Schedule 1.

(B) The Company is the beneficial owner of the majority of the issued share capital of each of those companies short details of which are set out in
     Schedule 2.

(C) The Subscriber proposes to subscribe for such number of ordinary shares as will result in the Subscriber holding 51 per cent. of the issued and outstanding share capital of the Company and, under a separate agreement, to be issued such number of share options as will entitle it, if it so exercises such options to remain as a 51 per cent. shareholder in the Company.

(D) The Directors agree to procure (so far as they are able to do so) that the Company complies with certain covenants prior to the Closing.

(E) The parties have amended and restated the subscription agreement executed by the parties on 19th November, 1999 to correct certain inaccuracies in
     Schedule 4 thereto. This amended and restated agreement, including the correct Schedule 4, sets out the agreement between the parties as of 19th November, 1999.

IT IS AGREED as follows:

1.   INTERPRETATION

(1)  In this Agreement:

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act;

     "AGREED FORM" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Subscriber and the Company;

     "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks generally are open in New York for normal business;

     "COMPANIES" means the Company and the Subsidiaries and "COMPANY" means any of them;

     "CLOSING" means the implementation of the matters described in clause 7;

     "DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Company to the Subscriber;

     "EFFECTIVE DATE" means the date on which the Closing actually occurs;

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

     "EXISTING SHARES" means the existing shares of the Company as described in Recital A;

     "FURTHER SUBSCRIPTION" means the subscription for Shares, representing such further number of Shares equal to the number of third party options and warrants exercised between 26th October, 1999 and the date of Closing;

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     "INITIAL SUBSCRIPTION" means the subscription for 10,286,742 Shares, representing 51 per cent. of the Company's capital if such Shares had been issued on 26th October, 1999;

     "INTELLECTUAL PROPERTY RIGHTS" means trade marks, service marks, trade and business names, rights in designs, patents, copyright, database rights, moral rights and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

     "OPTION AGREEMENT" means the option agreement to be entered into by the parties on the date of this Agreement under which the Company grants the Subscriber an option to subscribe for Shares in the Company to allow the Subscriber to maintain a 51 per cent. interest in the Company on an ongoing basis;

     "RESOLUTION" means a shareholders' resolution of the Company approving the matters contemplated by this agreement, authorising the Board of Directors of the Company to issue the Shares and, if necessary, increasing the Company's authorised share capital such that the Company may issue the Shares under this Agreement;

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended;

     "SEC" means the United States Securities and Exchange Commission

     "SHARES" means the new shares to be issued to the Subscriber as described in clause 2(1);

     "SUBSCRIPTION PRICE" means the consideration to be paid by the Subscriber for the Shares as defined in clause 2(2);

     "SUBSIDIARY", when used in reference to any other person, means any corporation of which outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation are owned directly or indirectly by such other person;

     "SUBSIDIARIES" means all the companies mentioned in Schedule 2 and "SUBSIDIARY" means any of them; and

     "WARRANTIES" means the representations and warranties on the part of the Company contained in clause 4(1) and Schedule 3.

(2) Any reference, express or implied, to an enactment includes references to:

     (a) that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

     (b) any enactment which that enactment re-enacts (with or without modification);

     (c) any subordinate legislation made (before or after the signature of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above and "enactment" includes any legislation in any jurisdiction.

(3) Where any statement is qualified by the expression "so far as the Company is aware" or "to the best of the Company's' knowledge, information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

(4) The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organisation and a governmental entity or any department or agency thereof.

(5) Words denoting persons shall include bodies corporate and unincorporated associations of persons and, unless otherwise stated, shall include successors or assigns of such persons.

(6) References to parties, Schedules or clauses are references to parties and Schedules to, and clauses of, this Agreement.

(7) Mentioning anything after "include", "includes" or "including" does not limit what else might be included.

(8)  Subclauses (1) to (7) apply unless the contrary intention appears.

(9)  The headings in this Agreement do not affect its interpretation.

2.   ISSUE OF SHARES AND TERMS OF PAYMENT

(1) Upon the terms and subject to the conditions contained in this Agreement, on the Effective Date the Company will issue to the Subscriber, and the Subscriber will subscribe for, 10,286,742 shares of common stock, par value $.001 per share, of the Company plus the Further Subscription (the "SHARES").

(2) In reliance upon the representations, warranties and agreements of the Company contained in this Agreement, and in consideration of the issue of the Shares, the Subscriber will pay or cause to be paid to the Company an amount (the "SUBSCRIPTION PRICE"), which is equal to:

     (a)  $1.58 per Share in respect of the Initial Subscription; and

     (b)   $1.38 per Share in respect of the Further Subscription.

(3) At the Closing, the Subscriber will pay the Subscription Price to the Company by delivery of immediately available funds equal in amount to the Subscription Price to the Company.

3.   CONDITIONS PRECEDENT

(1) Without prejudice to clause 6 the subscription and allotment of the Shares is conditional on:

     (a) the Resolution being duly passed by the shareholders of the Company;

     (b) the Company, the Subscriber and any other "PERSON" (as defined in the HSR Act) so required by the HSR Act, having filed a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the Federal Trade Commission pursuant to (and as those terms are defined in) the HSR Act in connection with the transactions contemplated hereby, and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated; and

     (c)  the entry by the parties into the Option Agreement.

(2) The parties shall use all reasonable endeavours to procure that the conditions in subclause (1) are fulfilled on or before 31st March, 2000.

(3) If all the conditions in subclause (1) are not fulfilled or waived on or before the date specified in subclause (2) no party shall have any rights or obligations under this Agreement (except in respect of a prior breach).

4.   WARRANTIES

(1)  The Company represents and warrants to the Subscriber that:

     (a)  except as fully and fairly disclosed in the Disclosure
          Letter, each of the statements set out in Schedule 3 is true and accurate; and

     (b)  all information contained or referred to in the Disclosure
          Letter is true and accurate and fairly presented and nothing has been omitted from the Disclosure Letter which renders any of that information incomplete or misleading.

(2) Each of the Warranties set out in the several paragraphs of Schedule 3 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:

     (a)  by reference to any other paragraph of Schedule 3; or

     (b) by anything in the Disclosure Letter which is not expressly referenced to the Warranty concerned;

     and none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Subscriber or any of its agents.

(3) In the absence of fraud, dishonesty or wilful concealment on the part of the Company or its agents or advisers, the liability of the Company in respect of the Warranties:

     (a) shall not (i) arise unless the amount of all claims against the Company made in respect of the Warranties (or which would have been made but for the operation of this paragraph exceeds $50,000 or
          (ii) exceed the sum of $15,000,000; and

     (b)  shall terminate:

          (i) on the seventh anniversary of Closing in respect of those matters set out in Part 26 (Taxation) of Schedule 3 and any other matters so far as they relate to taxation; and

          (ii) on the second anniversary of Closing in respect of all other matters contained in Schedule 3,

          except in respect of any claim of which notice in writing is given to the Company before that date,

          but in relation to those Warranties set out in paragraphs 4 (share capital), 10 (assets), 11 (financial statements) and the limitations set out in paragraphs (a) and (b) above shall not apply; and nothing in the Disclosure Letter shall qualify or limit their scope.

(4)  The Subscriber represents and warrants to the Company that:

     (a) it is a corporation validly existing under the laws of the state of its incorporation with requisite power and authority to enter into and perform, and has taken all necessary corporate action (which shall include resolutions of its shareholders, if applicable) to authorise the execution and performance of its obligations under this Agreement;

     (b) this Agreement will, when executed, constitute its valid and binding obligation enforceable against it in accordance with its terms; and

     (c) other than as contemplated by this Agreement, no announcements, consultations, notices, reports or filings are required to be made by it in connection with the transactions contemplated by this Agreement nor are any consents, approvals, registrations, authorisations or permits required to be obtained by it in connection with the execution and performance of this Agreement the failure to make or obtain any of which would:

          (i)  prevent or delay completion of this Agreement; or

          (ii) subject the Company to any liability.

     (d) In the absence of fraud, dishonesty or wilful concealment on the part of the Subscriber or its agents or advisers the liability of the Subscriber in respect of the warranties given by it in this subclause shall terminate on the second anniversary of Closing except in respect of any claim of which notice in writing is given to it before that date.

5.   COVENANTS UP TO CLOSING

(1) The Company shall procure that without the written consent of the Subscriber no Company shall before Closing:

     (a) declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this Agreement; or

     (b) create, issue, purchase or redeem any shares, grant any option or rights over or in respect of any shares or new shares or enter into or create any obligations convertible into shares, or issue or create any loan capital; or

     (c) dispose of any interest in any shares in any of the Companies or grant or create any liens, charges or encumbrances over or in respect of any shares in any of the Companies; or

     (d) agree, conditionally or otherwise, to do any of the foregoing; or

     (e) in any other way depart from the ordinary course of its day-to-day trading.

(2) The Company shall further procure that before Closing without the written consent of the Subscriber:

     (a) no resolution (other than the Resolution) is passed in general meeting;

     (b)  no Company will:

          (i) incur any capital expenditure exceeding in the individual case $10,000, or in the aggregate $50,000 or make any disposal of assets, exceeding in the individual case $10,000, or in the aggregate $50,000;

          (ii) incur any indebtedness (excluding, for the avoidance of doubt, trade liabilities in the ordinary course of business);

          (iii) enter into any contract or commitment outside of the ordinary course of business;

          (iv) mortgage, pledge or encumber any part of its assets (except for liens arising in the normal course of business by operation of law);

          (v) materially amend, or terminate or allow to lapse without renewal any contract which is material for the operation of its business;

          (vi) make any material changes in the terms and conditions of employment of any of its management level employees or employ, or terminate (except for good cause and in accordance with applicable law) the employment, of any such person;

         (vii) permit any of its insurances to lapse or knowingly do anything which would make any policy of insurance void or voidable or materially increase the cost and level of cover provided under such insurance policies;

        (viii) give any guarantee or indemnity other than in the ordinary course of business;

          (ix) acquire any shares of any other company or participate in any partnership or joint venture or agree to do so;

           (x) permit the appointment of any person as a director or other management level employee of the Company; or

          (xi) do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result in a breach of the obligations under this clause 5 or under any of the Warranties if the Warranties were repeated at Completion.

(3) Insofar as it is within its power and the Company's reasonable commercial interests to do so, the Company will:

      (i) preserve its business organisation intact; and

     (ii) preserve its business relations with suppliers and customers.

(4) The Directors shall each procure so far as it is within his power that the Company complies with its obligations under this clause.

(5) Until Closing the Company shall give the Subscriber, its agents and representatives full access to the Properties and to the books and records of the Companies and shall provide such information regarding the businesses and affairs of the Companies as the Subscriber may require.

(6) The Company and each Director shall immediately notify the Subscriber in writing of any matter or thing which arises or becomes known to him before Closing which:

     (a) constitutes (or would after the lapse of time constitute) a misrepresentation or a breach of any of the Warranties or the undertakings or other provisions set out in this Agreement; or

     (b) which has, or would be likely to have after Closing, a material adverse effect on the business of any Company (as presently carried on).

(7) The Company will furnish the Subscriber with copies of all reports required to be filed after the date hereof by the Company and its subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC under each of them. All of such reports will comply as to form in all material respects with such Acts and the rules and regulations of the SEC thereunder, and all financial statements contained therein will be prepared in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements of the Company referred to in Schedule 2, paragraph 11. None of such documents will at the time it is filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.   RESCISSION

(1)  If before Completion:

     (a) any material breach of the Warranties comes to the notice of the Subscriber; or

     (b) the Company is in material breach of any obligation on its or his part under this Agreement or any related agreement and, where that breach is capable of remedy, it is not remedied to the Subscriber's satisfaction; or

     (c) anything occurs which, had it occurred on or before the date of this Agreement, would have constituted a material breach of the Warranties; or

     (d) anything occurs (except something arising from an act or omission of the Subscriber) which has, or would be likely to have after Completion, a material adverse effect on the business of any Company (as presently carried on) including but not limited to any of the following:

          (i)  a strike, lock-out or other significant
               industrial dispute arising or being threatened;

          (ii) any litigation or arbitration proceedings or any order, decree or injunction of a court of competent jurisdiction being instituted or threatened by or against a Company; or

         (iii) any significant fixed asset of the Company being destroyed or damaged;

     then, but without prejudice to any other rights or remedies available to the Subscriber, the Subscriber may without any liability to the Company elect not to complete the subscription of the Shares by giving notice in writing to the Company.

(2) If the Subscriber elects not to complete the subscription of the Shares in any of the circumstances mentioned in paragraphs (a), (b) and (c) of subclause (1), or if the Subscriber rescinds this Agreement under the general law, then (but without prejudice to any other rights or remedies available to the Subscriber) the Company shall indemnify the Subscriber against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and rescission of this Agreement.

7.   THE CLOSING

(1)  The Closing will take place at the offices of the Company in New York, at
     10.00 a.m. (New York time) on the first Business Day following the date on which the conditions precedent to each party's obligations under this Agreement have been satisfied, or at such other place or time as the parties may agree.

(2) At the Closing, the Company and the Directors shall procure that a board meeting of the Company is held at which it is resolved that subject only to receipt of the subscription monies for the Shares the Company shall allot and issue the Shares to the Subscriber for the Subscription Price and shall enter the Subscriber in the register of members of the Company as the holder of the Shares.

(3) At the Closing, the Company will deliver (or cause to be delivered) the following to the Subscriber:

     (a) stock certificates representing the Shares, and any other documents that are necessary to transfer to the Subscriber good title to the Shares;

     (b) resignations of the members of the Board of Directors of the Company as agreed between the parties;

     (c) statements from each of the current members of the Board of Directors of the Company, including those to resign pursuant to paragraph (b) above, that they have no claims against the Company whether for loss of office or otherwise; and

     (d) all other documents, instruments and writings required to be delivered by the Company on or before the Effective Date under or otherwise required in connection with this Agreement.

(4) At the Closing, the Subscriber will deliver the following to the Company or its designee:

     (a) the Subscription Price by (i) interbank transfer of immediately available funds) to such bank account as the Company shall notify to the Subscriber prior to Closing:

     (b) all other documents, instruments and writings required to be delivered by the Subscriber on or before the Effective Date under or otherwise required in connection with this Agreement.

(5) If for any reason the provisions of subclause (3) are not fully complied with the Subscriber may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement or to fix a new date for Completion.

8.   SECURITIES ACT; LEGENDS

(1)  GENERAL RESTRICTION.

      The Subscriber may sell or otherwise transfer any of the Shares or any interest therein, provided that such sale or other transfer is in compliance with the Securities Act.

(2)  LEGENDS ON CERTIFICATES.

     (a) The Subscriber shall hold in certificate form all of the Shares. Each certificate evidencing the Shares issued to or beneficially owned by the Subscriber shall bear the following legend:

          "The securities evidenced by this certificate are subject to certain restrictions on transfer as set forth in a Share Subscription Agreement, dated as of 19th November, 1999, as it may be amended from time to time, a copy of which is on file at the principal executive offices of the issuer. No registration of transfer of such securities will be made on the books of the issuer unless and until such restrictions shall have been complied with. In addition, the securities evidenced by this certificate have not been registered under the Securities Act. No registration of transfer of such securities will be made on the books of the issuer unless such transfer is made in connection with an effective registration statement under such Act or pursuant to an exemption from the registration requirements of such Act."

     (b) In the event that the Subscriber requests that the legend in clause 8(2)(a) be removed, the Company shall, upon the written request of the Subscriber, issue to the Subscriber a new certificate evidencing such Shares without the legend required by clause 8(2)(a) endorsed thereon; provided; however, that the Subscriber shall furnish the Company or its transfer agent such certificates, legal opinions or other information as the Company or its transfer agent may reasonably require to confirm that the legend is not required on such certificate.

     (c) In the event that any of the Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to the Subscriber a new certificate evidencing such Shares without the legend required by clause 8(2)(a).

9.   REGISTRATION RIGHTS

(1)  "PIGGY-BACK" REGISTRATION

     (a) If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering Shares for sale to the public), each such time it will give written notice to the Subscriber of its intention so to do.

     (b) Upon the written request of the Subscriber, received by the Company within 20 days after the giving of any such notice by the Company, to register any of the Shares, the Company will, subject as provided below, cause the Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Shares so registered.

     (c)  In the event that any registration pursuant to this clause
          9(1) shall be, in whole or in part, an underwritten public offering of common stock, the number of Shares to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of Shares owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that such number of Shares shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Shares.

     (d) Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this clause 9(1) without thereby incurring any liability to the holders of Shares. There shall be no limit to the number of registrations of Shares which may be effected under this clause 9(1).

(2)  DEMAND REGISTRATION

     (a) The Subscriber may at any time request the Company to register under the Securities Act all or portion of the Shares held by it for sale in the manner and pursuant to the Form specified in such notice; provided, that:

          (i) the reasonably anticipated aggregate net proceeds to the sellers from such public offering would exceed $5,000,000;

          (ii) such request covers at least 25% of the voting securities of the Company then outstanding; and

         (iii) no such request may be made by the Subscriber more than once every nine months.

          Notwithstanding anything to the contrary contained herein, no request may be made under this clause 9(2) within 90 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the Subscriber shall have been entitled to join pursuant to clause 9(1) or 9.3 and in which there shall have been effectively registered all of the Shares as to which registration shall have been requested.

     (b) Following receipt of any notice under this clause 9.2, the Company shall immediately notify the Subscriber and shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of Shares specified in such notice (and in all notices received by the Company from other holders within 20 days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the Subscriber may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. The Company shall be obliged to register Shares pursuant to clause 9.2(a) on three occasions only, provided, however, that such obligations shall be deemed satisfied only when a registration statement covering all of the Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto unless:

           (i) any such registration statement does not become effective due to the withdrawal thereof by or on the request of the Subscriber; or

           (ii) the reason all of the Shares specified in notices pursuant to this clause 9.2 are not registered is due to a limitation on the registration of shares by the managing underwriter (which limitation shall be applied pro rata) and no more than 50 per cent. of the Shares so specified are not registered as a result of the limitation imposed by such managing underwriter or the voluntary withdrawal of any such shares from registration by the holder thereof.

     (c) the Company shall be entitled to include in any registration statement referred to in this clause 9.2, for sale in accordance with the method of disposition specified by the requesting holders, shares of its common stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Shares to be sold. Except for registration statements on Forms S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its common stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this clause 9(2) 90 days after the commencement of the public offering of the Shares covered by the registration statement requested pursuant to this clause 9(2).

(3)  REGISTRATION ON FORM S-3

     If at any time:

     (a) the Subscriber requests that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Shares held by the Subscriber, the reasonably anticipated aggregate price to the public of which would exceed $5,000,000; and

     (b) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares,

     then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of Shares specified in such notice. Whenever the Company is required by this clause 9(3) to use its best efforts to effect the registration of Shares, each of the procedures and requirements of clause 9(2) and 9(4) shall apply to such required to effect more than seven registrations on Form S-3 which may be requested and obtained under this clause 9(3).

(4)  REGISTRATION PROCEDURES

     If and whenever the Company is required by the provisions of clause 9(1), 9(2) or 9(3) to use its best efforts to effect the registration of any Shares under the Securities Act, the Company will, as expeditiously as possible:

     (a) prepare and file with the Commission a registration statement with respect to such securities;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (i) below and comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement in accordance with the Subscriber's intended method of disposition set forth in such registration statement for such period;

     (c) furnish to the Subscriber and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Shares covered by such registration statement;

     (d) use its best efforts to register or qualify the Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Subscriber or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

     (e) use its best efforts to list the Shares covered by such registration statement with any securities exchange or market on which the common stock of the Company, if applicable, is then listed or quoted;

     (f) immediately notify the Subscriber and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

     (g) at the request of the Subscriber, use its best efforts to furnish on the date that Shares are delivered to the underwriters for sale pursuant to such registration:

          (i)  an opinion dated such date of counsel
               representing the Company for the purposes of such registration, addressed to the underwriters and to the Subscriber, stating that such registration statement has become effective under the Securities Act and that:

               (A)  to the best knowledge of such
                    counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act;

               (B)  the registration statement, the
                    related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein); and

               (C)  to such other effect as reasonably
                    may be requested by counsel for the underwriters or by the Subscriber or its counsel; and

          (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to the Subscriber, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

     (h) (i) make available for inspection by the Subscriber, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by the Subscriber or underwriter, all financial and other records, pertinent corporate documents and properties of the Company;

          (ii) cause the Company's officers, Directors and employees to supply all information reasonably requested by the Subscriber, underwriter, attorney, accountant or agent in connection with such registration statement; and

         (iii) provide the Subscriber and its counsel with the opportunity to participate in the preparation of such registration statement;

     (i) with respect to any registration statement pursuant to which Shares are to be sold pursuant to clause 9(1), 9(2) or 9(3), the Company shall use its best efforts to cause such registration statement to become and remain effective for 180 days; and

     (j) enter into such agreements and take such other actions as the Subscriber and the underwriters reasonably requested in order to expedite or facilitate the disposition of such Shares including preparing for and participating in, such number of "road shows" and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition.

     In connection with each registration hereunder, the Subscriber will furnish to the Company in writing such information with respect to itself and the proposed distribution by it as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

     In connection with each registration pursuant to clause 9(1), 9(2) or 9(3) covering an underwritten public offering, the Company and the Subscriber agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature (it being understood that the Company will not require the Subscriber to make any representation, warranty or agreement in such agreement other than with respect to the Subscriber, the ownership of the Subscriber's securities being registered and the Subscriber's intended method of disposition). The representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters in such written agreement with the underwriters shall also be made to and for the benefit of the Subscriber. In the event that any condition to the obligations under any such written agreement with the underwriters are not met or waived, and such failure to be met or waived is not attributable to the fault of the Subscriber requesting a demand registration pursuant to clause 9(2) and 9(3), such request for registration shall not be deemed exercised for purposes of determining whether such registration has been effected for purposes of clause 9(2) or 9(3).

(5)  EXPENSES

     All expenses incurred by the Company in complying with clause 9(1), 9(2) or 9(3), including all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and fees and disbursements of one counsel for the Subscriber, but excluding any Selling Expenses, are called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of Shares are called "Selling Expenses".

     The Company will pay all Registration Expenses in connection with each registration statement under clause 9(1), 9(2) or 9(3). All Selling Expenses in connection with each registration statement under clauses 9(1), 9(2) or 9(3) shall be borne by the Subscriber in proportion to the number of shares sold by it, or by the Subscriber and the Company (except to the extent the Company shall be a seller) as the parties may agree.

(6)  INDEMNIFICATION AND CONTRIBUTION

     (a) In the event of a registration of any of the Shares under the Securities Act pursuant to clause 9(1), 9(2) or 9(3), the Company will indemnify and hold harmless the Subscriber, each underwriter of such Shares thereunder and each other person, if any, who controls the Subscriber or underwriter within the meaning of the Securities Act, against any losses, claims, damage or liabilities, joint or several, to which the Subscriber, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Shares were registered under the Securities Act pursuant to clause 9(1), 9(2) or 9(3), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Subscriber, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by the Subscriber, such underwriter or such controlling person specifically for use in such registration statement or prospectus.

     (b) In the event of the registration of any of the Shares under the Securities Act pursuant to clauses 9(1), 9(2) or 9(3), the Subscriber will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each Director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, Director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Shares were registered under the Securities Act pursuant to clauses 9(1), 9(2), or 9(3), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, Director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of the Subscriber hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by the Subscriber under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by the Subscriber from the sale of Shares covered by such registration statement.

     (c) Promptly after receipt of an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notifying the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this clause 9(6) and shall only relieve it from any liability which it may have to such indemnified party under this clause 9(6) if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defence thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defence thereof, the indemnifying party shall not be liable to such indemnified party of its election so to assume and undertake the defence thereof, the indemnifying party shall not be liable to such indemnified party under this clause 9(6) for any legal expenses subsequently incurred by such indemnified party in connection with the defence thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defences available to it which are different from or additional to those available to the indemnifying party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defences and otherwise to participate in the defence of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

     (d) In order to provide for such and equitable contribution to joint liability under the Securities Act in any case which either:

          (i) any indemnified party exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this clause 9(6) but it is judicially determined (by the entry of a final judgement or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this clause 9(6) provides for indemnification in such case;

          (ii) contribution under the Securities Act may be required on the part of the Subscriber or any such controlling person in circumstances for which indemnification is provided under this clause 9(6); or

         (iii) the indemnification provided for by this clause 9(6) is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein,

          then, and in each such case, the Company and the Subscriber will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others):

          (x) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other; or

          (y) if the allocation provided by clause (x) above is not permitted by Applicable Law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (x) above but also the relative benefits received by the indemnifying party and the indemnified party form the offering of the securities (taking into account the portion of the proceeds of the offering received by each such party) as well as the statements or omissions which resulted in such losses, claims, damages or liabilities and any other relevant equitable considerations.

          No person will be required to contribute any amount in excess of the proceeds received by such person in respect of all such Shares offered and sold by it pursuant to such registration statement and no person or entity guilty of fraudulent misrepresentations (within the meaning of clause 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(7)  CHANGES IN COMMON STOCK; SUCCESSORS

     (a) If, and as often as, there is any change in the common stock of the Company by way of stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganisation or recapitalisation, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the common stock as so changed.

     (b) If the Company consolidates or merges into or with, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or a majority of its assets to any person or group, or any person or group consolidates with, or mergers into or with, the Company, the Subscriber shall, as a condition to the relevant transaction involving such person, group or successor in business, be granted by such person, group or successor in business (each a "SUCCESSOR"), equivalent rights to the rights granted in this Agreement.

(8)  RULE 144 REPORTING

     With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of Shares to the public without registration, at all times 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

     (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

     (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

     (c) furnish to the Subscriber immediately upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as the Subscriber may reasonably request in availing itself of any rule or regulation of the Commission allowing the Subscriber to sell any Shares without registration.

(9)  SUSPENSION OF REGISTRATION OBLIGATIONS

     Notwithstanding the provisions of clause 9(4)(a):

     (a) the Company's obligation to file a registration statement, or cause such registration statement to become and remain effective:

          (i) may be suspended on one occasion for a period not to exceed 180 days if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed; and

          (ii) shall not apply for the period which begins seven days prior to and ends 90 days after the commencement of a public offering of the common stock, so long as the Company has fulfilled its notice obligations under clauses 9(1), 9(2) or 9(3) with respect to such offering; and

         (iii) if a public offering of the common stock has been previously commenced, neither the Company nor any controlling person of the Company shall commence another public offering of the Common Stock until 90 days after the commencement of such prior offering.

(10) OTHER REGISTRATION RIGHTS

     The Company has not granted and shall not grant to any third party any registration rights more favourable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.

10.  CONFIDENTIALITY

(1) The Subscriber undertakes with the Company that it shall use all reasonable endeavours to ensure that all information received by it relating to the Companies which is not in the public domain shall be treated as confidential and shall not be disclosed to any third party except as required by law or by any competent regulatory authority or with the prior written approval of the Company.

(2) The Subscriber shall not be in breach of subclause (1) by virtue of any director of the Company appointed by it passing to it any information he receives as a director of the

     Company or any Subsidiary, but nothing in this Agreement shall require such disclosure where the director's fiduciary duty to the Company, or to any Subsidiary, would be breached as a result.

11.  ANNOUNCEMENTS

     No party shall make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter before, on or after Closing except as required by law or any competent regulatory body or with the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

12.  CONSENTS AND FILINGS

(1) Each of the parties will use all reasonable efforts to obtain consents of all persons and governmental authorities necessary to the consummation of the issue and subscription of the Shares pursuant to this Agreement.

(2) The Company and the Subscriber will file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act all requisite documents and notifications in connection with the issue and subscription of the Shares pursuant to this Agreement. The Company and the Subscriber will also file, or cause to be filed, all requisite documents and notifications with the Slovak anti-trust authorities in connection with the issue and subscription of the Shares pursuant to this Agreement. The Subscriber will make or cause to be made all such other filings and submissions under laws and regulations applicable to the Subscriber, if any, as may be required of the Subscriber for the consummation of the subscription for the Shares pursuant to this Agreement. the Company will make or cause to be made all such other filings and submissions under laws and regulations applicable to the Company, if any, as may be required of the Company for the consummation of the issue of the Shares pursuant to this Agreement. The parties will co-ordinate and co-operate with one another in exchanging such information and reasonable assistance as may be requested in connection with all of the foregoing.

13.  FURTHER ASSURANCES

     Subject to the terms and conditions of this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the issue and subscription of the Shares pursuant to this Agreement. From time to time after the Effective Date, without further consideration, the Company will at its own expense, execute and deliver such documents to the Subscriber as the Subscriber may reasonably request in order more effectively to vest in the Subscriber good title to the Shares. From time to time after the Effective Date, without further consideration, the Subscriber will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order more effectively to consummate the issue and subscription of the Shares pursuant to this Agreement.

14.  COSTS

     Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement. Costs of and relating to filings to be made pursuant to clause 12 shall be met by the Company.

15.  NOTICES

(1) Any notice or other document to be served under this Agreement may be delivered or sent by facsimile process to the party to be served at its address appearing in this Agreement or at such other address as it may have notified to the other parties in accordance with this clause.

(2)  Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the facsimile message was properly addressed and despatched as the case may be.

16.  GENERAL

(1) Each of the obligations, representations, Warranties and undertakings set out in this Agreement which is not fully performed at Closing will continue in force after Closing.

(2) If the Shares or any of them are at any time sold or transferred by the Subscriber, the benefit of each of the obligations, representations, Warranties and undertakings undertaken or given by the Company may be assigned to the purchaser or transferee of the shares who may enforce them as if he had been named in this Agreement as the Subscriber and the purchaser or transferee shall, as a condition of the sale or transfer, undertake to each of the parties to this Agreement in a form satisfactory to them to be bound by all the obligations of the seller or transferor under this Agreement.

(3) Except as stated above, none of the rights or obligations contained in this Agreement may be assigned or transferred without the prior written consent of all the parties. It shall be a condition of any assignment which may be permitted that the assignee enters into an undertaking in a form reasonably satisfactory to the remaining parties to this Agreement to be bound by all the obligations of the assignor under this Agreement.

(4) The provisions contained in each clause and subclause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

(5)  This Agreement may only be amended, modified or supplemented in writing.

(6) This agreement may be executed in any number of counterparts, all of which taken together, shall constitute one and the same agreement, and any party may enter into this Agreement by executing a counterpart.

17.  WHOLE AGREEMENT

(1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to these transactions.

(2) Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance, except those set out in this Agreement (and the documents referred to in it) and waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause shall limit or exclude any liability for fraud.

18.  GOVERNING LAW AND JURISDICTION

(1) This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(2) The parties submit to the jurisdiction of the Courts of New York for all purposes relating to this Agreement.

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY



Registered office:            15 East North Street
                              Dover DE


Date and place of
incorporation:                9th November, 1992, Delaware


Directors:                    Frank Cohen
                              Csaba Toro
                              Robert Genova
                              Donald Robertson
                              Richard Maresca


Secretary:                    Frank Cohen


Accounting reference date:    31st December


Auditors:                     BDO Seidman LP

                                   SCHEDULE 2

                        PARTICULARS OF THE SUBSIDIARIES

A.  EUNET SLOVAKIA, S.R.O.




Registered number:            00 588 458


Registered office:            MFF UK Mlynska dolina, 842 15 Bratislava


Date of
incorporation:                17th September, 1990


Statutory representative:     Ivan Lescak


Registered capital:           SKK 300,000


Issued capital:               SKK 300,000



Shareholders:                 Euroweb International Corporation (100%)

B.  GLOBAL NETWORK SERVICES, A.S.




Registered number:            35 698 446


Date and place of
incorporation:                17th September, 1996, Bratislava


Registered office:            Racianska 36, 831 01 Bratislava



Board of Directors:           Mgr. Stanislav Stowasser
                              Mgr. Juraj Durov
                              Rudolf Cizik

Supervisory Board:            Ing. Peter Gabalec
                              Ing. Stanislav Molcan
                              Peter Mokros




Registered capital:           SKK 36,500,000


Issued capital:               SKK 36,500,000


Shareholders:                 Euroweb International Corporation (70%)
                              Slavia Capital, AS, OCP (26.16%)
                              Mgr. Stanislav Stowasser (0.96%)
                              Ing. Peter Gabalec (0.96%)
                              Ladislav Ratkovsky (0.96%)

C.  DODO, S.R.O.




Registered number:            31 732 119


Date and place of
incorporation:                15th August, 1996, Kosice


Registered office:            Jesenskeho 16, 040 01 Kosice


Statutory Representatives:    Ing. Eva Petrasova
                              Ing. Alexander Ivan
                              Ing. Juraj Bartov


Secretary:                    None


Accounting reference date:    None


Auditors:                     None


Registered capital:           SKK 200,000


Issued capital:               SKK 200,000


Shareholders:                 Euroweb International Corp (70%)
                              INFIS, spol, S.R.O. (30%)

D.  LUKO CZECH-NET, SPOL S.R.O.




Registered number:            48 59 13 19


Date and place of
incorporation:                10th March, 1993


Registered office:            Praha 7, Argentinska 38, PSC 170 75


Directors:                    Lucie Kozova
                              Richard Koza

Authorised capital:           CZK 100,000


Issued capital:               CZK 100,000


Shareholders:                 Euroweb International Corp (100%)

E.  INET INFORMATIKAI ES KERESKEDELMI KFT



Registered number:            Cg 01 09 464708


Date and place of
incorporation:                4th March, 1997


Registered office:            1036 Budapest, Jajos u. 142


Managing Director:            Akos Lorant Golubeff


Auditors:                     None


Registered  capital:          HUF 1,000,000


Issued capital:


Members:                      Daniel Jellinek
                              Kalman Fabian

                                   SCHEDULE 3

                           WARRANTIES OF THE COMPANY

1.   ACCURACY OF RECITALS AND SCHEDULES

     The particulars relating to the Companies set out in the recitals and the schedules to this agreement are true and accurate.

2.   ORGANIZATION; QUALIFICATION

(1) Each Company is a corporation duly organized, validly existing and, where relevant, in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

(2) The Company has delivered to the Subscriber (or its legal advisers), complete and correct copies of the Certificate of Incorporation and By-laws, as currently in effect, of the Company and the relevant constituent documents of each Subsidiary.

3.   CAPACITY

(1) The Company has the requisite power and authority to enter into and perform this Agreement and the Option Agreement.

(2) The execution and delivery by the Company of this Agreement, the Option Agreement and the other documents and instruments to be executed and delivered by the Company pursuant thereto, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action of the Company, except for the passing of the Resolution.

(3) This agreement and the Option Agreement constitute binding obligations on the Company in accordance with their respective terms.

4.   SHARE CAPITAL

(1) The Existing Shares constitute the whole of the issued and allotted share capital of the Company and are validly issued and fully paid.

(2) Other than under the Options and Warrants set out in Schedule 4 no person is entitled or has claimed to be entitled to require any Company to issue any share or loan capital either now or at any future date, whether contingently or not, and there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Company or any of its subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of any Company's share capital.

(3) The Company has good and valid title to 100% of the shares in each of the Subsidiaries (or such lesser percentage as is indicated where relevant in Schedule 2) and is entitled to dispose of the full legal and beneficial ownership in such shares without the consent of any third party.

(4) There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares or any shares in the capital of a Subsidiary nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

5.   CONSEQUENCES OF SHARE ISSUE

     The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby:

     (a) will not violate any provision of any law, regulation, order or judgment applicable to any Company;

     (b) will not require any consent of, or any filing with or notification to, any governmental or regulatory authority under any provision of applicable law or regulation except for any consents already obtained;

     (c) will not violate or constitute a breach of any provision of the organizational and/or foundation documents of any Company; and

     (d) will not require any consent under and will not result in the breach of any agreement to which any Company is a party or by which any Company or any of their respective material assets, are bound, except for such consents and waivers which have been obtained.

6.   REPORTS FILED WITH SEC

     The Company has filed all reports required to be filed by the Company or its subsidiaries with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC thereunder on (i) Form 10-K since 1st January, 1997 and (ii) Forms 8-K and 10-Q since 1st January, 1999, all of which complied, as of the date of filing, as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder. None of such documents contained at the time it was filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.   SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

     No Company:

     (a) holds or beneficially owns or has agreed to acquire any securities of any other corporation other than shares of a Subsidiary; or

     (b) is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

     (c) has any branch or any permanent establishment outside the country of incorporation..

8.   COMPLIANCE WITH LAWS; LICENCES AND CONSENTS

(1) No Company, nor (so far as the Company is aware) any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of that Company which is material to the operation of that Company.

(2) Each Company has all licences and consents necessary to own and operate its assets and to carry on its business as it does at present and the Company is not aware of anything that might result in the revocation, suspension or modification of any of those licences or consents or that might prejudice their renewal.

9.   CORPORATE ACTIONS; POWERS OF ATTORNEY

(1) The register of members and other statutory books and registers of each Company have been properly kept for all material purposes and no notice or allegation that any of them is incorrect or should be rectified has been received.

(2) All returns and particulars, resolutions and other documents which a Company is required by law to file with or deliver to the Court or appropriate authority have in all material respects been correctly made up and duly filed or delivered by each Company.

(3) No Company has granted any power of attorney or similar authority to any person who is not currently a director of a group company and which remains in force.

10.  ASSETS

(1) Each Company owns, or otherwise has a legal right to use, all the assets (real or personal, tangible or intangible) that are necessary and material to the conduct of its business and operations as presently conducted.

(2) Except as provided in the Disclosure Letter one Company has good and valid title to all assets which are referred to in the foregoing item (1), in each case free and clear of all liens, mortgages or other encumbrances other than liens that would not, individually or in the aggregate, materially detract from the values of such assets or materially interfere with the use of such assets or the conduct of the business and operations of the Companies.

11.  FINANCIAL STATEMENTS

(1)  The Company has provided the Subscriber with true and correct copies of
     (i) the audited balance sheets of each of the Companies dated 31st December, 1997 and 31st December, 1998 (the "COMPANY ACCOUNTS") and the audited consolidated balance sheet of the Company dated 31st December, 1997 and 31st December, 1998 (the "CONSOLIDATED ACCOUNTS") and in each case the related audited statements of income for the fiscal years ending on such dates, and all annexes and notes thereto, prepared in accordance with generally accepted accounting principles and practices and all applicable statutes and regulations;

(2) The Company Accounts and the Consolidated Accounts give a true and fair view of the financial position and the results of operation and cash flows of each Company at the relevant dates and do not fail to reflect or reserve against any material obligations of such Company (whether accrued, absolute, contingent or otherwise) which are customarily reflected or reserved against in accordance with generally accepted accounting principles and practices and all applicable statutes and regulations.

(3) Form 10-QSB filed by the Company with the SEC for the quarterly period ended September 30th, 1999 has been prepared on bases consistent with those employed in preparing the Company Accounts and the Consolidated Accounts and gives a true and fair view of the income and expenditure of the Companies for that period.

12.  POSITION SINCE 31ST DECEMBER, 1998

(1)  Since 31st December 31, 1998, there has not been any:

     (a) material adverse change in any Company's financial condition, business, results of operations, properties, prospects, liabilities (absolute, accrued, contingent or otherwise) or assets;

     (b) sale, assignment or transfer of any of the assets of any Company or any purchase of assets or other transaction, other than in the ordinary course of business, consistent with past practices and on an arm's length basis;

     (c) amendment, cancellation, termination, waiver or release of any contract, lease, license or other instrument which amendment, cancellation or termination would have, individually or in the aggregate, a material adverse effect on the financial condition, business, results of operations, properties, prospects, liabilities (absolute, accrued, contingent or otherwise) or assets of any Company (a "MATERIAL ADVERSE EFFECT");

     (d) damage, destruction or loss of any of the assets of any Company (whether or not covered by insurance) which, individually or in the aggregate, would have a Material Adverse Effect;

     (e) except as set out in the Disclosure Letter, the making of any loan, advance or capital contribution to or investment in any person by the Company on behalf of any Company;

     (f) grant of any severance or termination pay to any officer or employee of any Company over an amount of $50,000, or any increase in compensation, bonus or other benefits payable to officers or employees of any Company other than in direct proportion to salary increases in the ordinary course of business and consistent with past practices;

     (g) change in any method of accounting or accounting practice with respect to any Company; or

     (h) dividend or other distribution of profits or assets, which has been or agreed to be declared, made or paid by any Company since 31st December, 1998.

13.  INSOLVENCY

(1) No liquidator, trustee in bankruptcy or similar official has been appointed in respect of the whole or any part of the assets or undertaking of any Company.

(2) No order has been made and no resolution has been passed for the bankruptcy or liquidation of any Company and no petition has been presented for the bankruptcy or liquidation of any Company.

(3) No Company is insolvent and no Company is unable to pay its debts as they fall due.

14.  MATERIAL CONTRACTS

(1) No Company is a party to any material contract which was entered into otherwise than in the ordinary course. Except as referred to in the Disclosure Letter, the Company is not a party to any contract with an annual expenditure or receipt in excess of $50,000 ("MATERIAL CONTRACT"). There are no other contracts which are material to the business or financial condition of any Company other than the Material Contracts.

(2) No Company has received notice that it is in default under any Material Contract or any agreement, mortgage, charge, lien, pledge or encumbrance which is material to the financial condition of the Company where in any case such default is likely to have a material adverse effect on its business. No Company is in such default under any such agreement, mortgage, charge, lien, pledge or encumbrance.

(3) The copies of the Material Contracts made available by each Company for inspection and referred to in the Disclosure Letter are true, complete and up-to-date in all respects.

(4) No Company is party to a contract which is expected to result in a loss to any Company on completion of performance of over $50,000 or cannot be fulfilled or performed by the relevant Company on time and without undue or unusual expenditure of money and effort.

15.  INSIDER CONTRACTS

     Except as disclosed in the Disclosure Letter, there are no subsisting material contracts, or agreements or arrangements involving any of the Companies with a value in excess of $50,000 or which are otherwise material to the business and/or operations of the Company and in which any director, senior employee or member has a material interest.

16.  VULNERABLE ANTECEDENT TRANSACTIONS

     No Company has at any relevant time been party to a transaction pursuant to or as a result of which an asset of a value in excess of $50,000 owned, purportedly owned or otherwise held by any Company is liable to be transferred or re-transferred to another person (whether as a result of an insolvency or otherwise) or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction or country.

17.  SUPPLIERS AND CUSTOMERS

     To the best of the knowledge, information and belief of the Company:

     (a) no supplier of any Company has ceased or will cease supplying it or has reduced or will reduce its supplies to any Company; and

     (b) no customer of any Company has terminated or will terminate any contract with it or withdraw or reduce its custom with it,

     after Closing or as a result of the proposed issue of the Shares to the Subscriber.

18.  INTELLECTUAL PROPERTY RIGHTS

(1) Except as referred to in the Disclosure Letter, there is no commercially significant unregistered Intellectual Property that is legally or beneficially owned by any Company.

(2) Except as referred to in the Disclosure Letter, there are no licences and other agreements under which any Company uses Intellectual Property owned by a third party (and support and maintenance agreements in relation to the same) which are material to the business of any Company.

(3) Except as referred to in the Disclosure Letter, there are no licences and other agreements under which any Company licenses any of its Intellectual Property (and support and maintenance agreements in relation to the same) to third parties.

(4) No Company is in material breach of any licence or other agreement that is listed under paragraphs 2 and 3 above and the Company is not aware of any such breach by any third party.

(5) Except as referred to in the Disclosure Letter, none of the activities of any Company infringe the proprietary rights of any third party.

(6) Except as referred to in the Disclosure Letter, the Company is not aware of any third party infringing or threatening to infringe the Company's proprietary rights.

(7) The copyright in all the software applications used by the Companies is legally and beneficially owned one of the Companies.

(8) Except as referred to in the Disclosure Letter, there are no licences of software (either to or from one of the Companies).

(9) One of the Companies legally and beneficially owns all computer hardware and peripheral that it uses.

(10) Except as referred to in the Disclosure Letter, there are no leases and support agreements in relation to hardware and peripherals used by the Companies with an annual revenue value of over $50,000.

(11) There are no escrow agreements in relation to source code of software licensed to or by any of the Companies.

(12) Except as referred to in the Disclosure Letter, there are no agreements with Internet Service Providers, Network Service Providers, telecoms companies, newsgroup providers or similar entities which support the business.

(13) Except as referred to in the Disclosure Letter, there are no agreements and other arrangements for links, net advertising (including, without limitation, management of advertising space), or other Internet-specific relationships, including registrations with any search engines with an annual revenue value of over $50,000.

(14) Each of the Companies has complied with all relevant Data Protection laws and regulations and has provided a copy of its Data Protection registration and/or notification to the Subscriber.

(15) No proceedings have been brought against any of the Companies by any individual or regulatory body in relation to failure to comply with relevant Data Protection laws or regulations.

(16) All hardware, software (including firmware) and other processes used by any of the Companies (whether or not automated) (the "SYSTEMS") are Millennium Compliant.

     For  the purposes of this warranty:

     "MILLENNIUM COMPLIANT" means that the Systems are able to provide all of the following functions:

     (i) accurately process all date information whether before, during or after 1st January 2000, including but not limited to accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates;

     (ii) function accurately, efficiently and without interruption before, during and after 1st January 2000 without any change in operations, or in any input or output procedures;

     (iii) accurately process date input in a way that does not create any ambiguity as to century;

     (iv) accurately store, retrieve and process date information in a manner that does not create any ambiguity as to century;

     (v) accurately present all date output information in a manner that does not create any ambiguity as to century.

(17) Except as referred to in the Disclosure Letter, there are no internet domain names which any of the Companies uses or hosts.

(18) The use of the internet domain names listed pursuant to paragraph (18) by the Companies does not infringe the proprietary rights of any third party.

19.  INSURANCE

     All the assets and undertaking of each Company of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as those carried on by that Company and the Companies are adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

20.  BANK ACCOUNTS AND INDEBTEDNESS

     The Company has no bank or deposit accounts and no loans or indebtedness other than as referred to in the Disclosure Letter.

21.  LOANS AND GUARANTEES

(1) Except as referred to in the Disclosure Letter, no Company has lent any money which is due to be repaid and as at the date of this agreement has not been repaid to it or owns the benefit of any debt, other than debts accrued to it in the ordinary course of its business.

(2) No Company is responsible for the indebtedness of any other person or entity by way of guarantee or surety or otherwise for an amount in excess of $10,000 in aggregate.

22.  LITIGATION

(1) No Company is engaged in any litigation or arbitration proceedings except as plaintiff for collection of debts not exceeding an aggregate of $50,000 in the case of all sums being collected by all the Companies or a sum not exceeding $20,000 in the case of any one debt due to any one of the Companies and there are no such proceedings pending or threatened by any Company.

(2) The Company is not aware of anything which is likely to give rise to any litigation or arbitration proceedings by or against any Company for a sum exceeding in any case $50,000.

(3) No Company is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor is the Company aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process where it may have in any case a material adverse effect on the Companies.

23.  ENVIRONMENT

(1) No Company has received a written or unwritten notification or claim that it or any of its facilities or properties is in violation of any law, rule, regulation or ordinance relating to pollution or protection of the environment (collectively the "ENVIRONMENTAL LAWS").

(2) Each Company has obtained all permits, licences and other authorizations which are required under the Environmental Laws. There are no past, present or future events, conditions, circumstances, activities, practices, incidents or plans which may interfere with or prevent compliance with the Environmental laws by any Company. No pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste has been buried in or stored on the properties and facilities of any Company, or has spilled, leaked, discharged, emitted or released, on or from any of the properties or facilities of any Company.

(3) There are no existing conditions which may lead to responsibilities or liabilities, or an assertion thereof by any governmental entity or private person, based on any action or inaction by any Company relating to the management and disposal of toxic or hazardous substances and wastes. No Company has received information indicating that any person, including any employee, may have impaired health as the result of any exposure to hazardous materials located on or contained in such properties.

24.  EMPLOYEES

(1) There are no employees of the Companies except as referred to in the Disclosure Letter and the Disclosure Letter makes reference to the correct job description and remuneration payable and other principal benefits provided to such employees, as well as their correct terms of employment.

(2) None of the directors, managing directors or principal employees (i.e. heads of departments) of the Company has given notice to terminate his employment.

(3) Save as disclosed pursuant to (1) above, there is not outstanding any agreement to which the Company is a party for profit-sharing or for payments to any of its directors or employees of bonuses or for incentive payments.

(4) The Company is not under an obligation to pay nor has it since 31st December, 1998 paid or agreed to pay any compensation for loss of office for an amount in excess of $50,000 to any of its directors or employees.

(5) (a) Each Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labour practice;

     (b) there is no unfair labour practice complaint against any Company pending before the National Labor Relations Board or any equivalent regulatory authority in any other jurisdiction;

     (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting any;

     (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or any of its subsidiaries; and

     (e) neither the Company nor any of its subsidiaries has experienced any material work stoppage.

25.  PENSIONS

(1) Each Company has fulfilled its obligations under minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "CODE"), which respect to each "employee pension benefit plan" (as defined in clause 3(2) of ERISA) which is subject in all respects to Parts 2, 3 and 4 of Subtitle B of Title I of ERISA (the "PENSION PLANS").

(2) The Pension Plans are in compliance in all material respects with the presently applicable provisions of ERISA and the Code.

(3) No Company has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Pension Plan.

(4)  Each Pension Plan is qualified under clause 401(a) of the Code.

(5) No withdrawal liability has been incurred by or asserted against any Company with respect to any "employer plan" (as defined in clause 3(38) of ERISA).

(6) The Disclosure Letter makes reference to each Pension Plan and each "employee welfare benefit plan" (as defined in clause 3(1) of ERISA) of each Company. Each Company is in compliance with all similar pension and benefit legislation outside the US applicable to the business, operations or employees of the relevant Company.

26. TAXATION

(1) Each Company has duly filed all material reports and returns of Taxes (as defined below) required to be filed by it and has duly paid or made provision for payment of all material Taxes and other charges shown on such reports and returns.

(2) The reserves for Taxes reflected in the Consolidated Accounts are adequate, and there are no material tax liens upon any property or assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings.

(3) The federal income tax returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service or other equivalent governmental authority for each of the last two financial years, and, except to the extent stated in the Disclosure Letter, all deficiencies asserted as a result of such examinations have been paid or finally settled.

(4) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return for any period.

"TAXES" shall mean all taxes, charges, fees, levies or other assessments, including income, excise, property, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

27.  REAL PROPERTY

(1)  No Company owns any real property.

(2) (a) All leases pursuant to which the Company or any of its subsidiaries leases real property are valid, binding and enforceable in accordance with their terms, and are in full force and effect.

      (b) There are no existing defaults by the Company or any of its subsidiaries under such leases.

      (c) No event has occurred which (whether with or without notice, lapse of time or both) would constitute a default under any material lease.

                                   SCHEDULE 4

                         DETAILS OF OPTIONS AND WARRANTS

                               OPTIONS OUTSTANDING


OPTION HOLDER                  NUMBER OF OPTIONS
Richard Koza and Lucie Kozova             50,000
Imre M. Kovats                            25,000
Frank Cohen                              515,000
Robert Genova                            500,000
Csaba Toro                               465,000
Peter Klenner                            100,000
Laszlo Josa                               10,000
Kriszine Holla                            10,000
John B. Ryan                               5,000
Donald K. Roberton                       100,000
Radio Telephony                           50,000
Richard Maresca                          100,000
TOTAL                                  1,930,000
-----                          -----------------

                              WARRANTS OUTSTANDING


WARRANT HOLDER                NUMBER OF WARRANTS
MJJ Management Group Corp.               200,000
Steve Altman                              50,000
Kenneth S. Grossman                       25,000
Edward S. Gutman                          50,000
Hudson Investment Partners                25,000
Augustus La Rocca and
Joseph La Rocca                          250,000
Joel Stuart                               50,000
George Szakacs                           100,000
J.P. Carey Securities Inc.               206,514
Gerald Yellin                             50,000
Augustus La Rocca
and Joseph La Rocca                      114,284
Greenwood Partners LP                    399,994
GMG & Associates Inc.                     57,142
Silverman Partners LP                    399,994
Edward S. Gutman                         257,138
The Gutman Family                         57,142
HRG Trust                                 57,142
Stuart Orsher                             28,570
Robert Gutman                             57,140
Mel Paikoff                               57,142
Mark D. Greenberg                         57,142
Randy Frankel and Barbara Frankel        114,284
Stuart Sternberg                          57,142

Penelope A. Collins                       57,140
Paul L. Karp                              57,142
Nicholas D. Ponzio Jr.                    57,142
TOTAL                                  2,892,194
-----                                  ---------
TOTAL WARRANTS AND OPTIONS             4,822,194
OUTSTANDING

IN WITNESS WHEREOF, the Company and the Subscriber have caused to be signed by its duly authorised officers this Agreement as of the date written on the first page.


By:________________________________
     Name:
     Title:
for EUROWEB INTERNATIONAL CORP.


By:________________________________
     Name:
     Title:
for KPN TELECOM B.V.


By:________________________________
     Name: FRANK COHEN
     Title:


By:________________________________
     Name: CSABA TORO
     Title: